Intrepid Announces Second Quarter 2020 Results

DENVER, August 3, 2020 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the second quarter of 2020.

Key Takeaways for Q2 2020

•Cash flow from operations of $8.8 million
•Net loss of $8.9 million, or $0.07 per share
•Adjusted net loss(1) of $8.6 million, or $0.07 per share
•Adjusted EBITDA(1) of $0.6 million

Recent Developments

•Voluntarily repaid remaining $15 million of outstanding principal on Series C Senior Notes on July 17, 2020, leapfrogging our Series B Notes that mature in April 2023. This payment reduced our effective interest rate and provides us with considerable more flexibility with our remaining lenders. After the payment, we had $14 million in cash on hand, $15 million outstanding on our senior notes, and $30 million in borrowings under our revolving credit facility with $44 million available to borrow.

•On July 28, 2020, our shareholders voted to grant the Board of Directors authority to effect a reverse split of our common stock at a ratio between 1-for-3 and 1-for-15. Our board plans to convene on August 10, 2020, to discuss a possible split.

"Our second quarter results were clearly affected by the COVID-19 pandemic as oilfield activity and water sales decreased significantly from the first quarter of 2020. This overshadowed a strong finish to the spring application season and good 2020 evaporation rates at our potash facilities," said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "We have good pond levels at our solar facilities and our magnesium chloride production is back at normal rates in Wendover. Well completion activity resumed in the Delaware Basin in recent weeks although we still expect a gradual climb back to our first quarter water sales rate. Given the uncertainty, we continue to thoughtfully manage our balance sheet with good availability remaining under our revolving credit facility at very favorable rates and the potential to expand that facility in the future. The early repayment of our Series C Notes not only lowers our effective interest rate, but paves the way for a simpler debt structure that will allow us to more effectively pursue our strategy. We have also used our entire Paycheck Protection Program loan to pay eligible payroll expenses and expect the loan will be forgiven later in the year."

Jornayvaz continued, "The underlying resource of the Delaware Basin hasn't changed and we are still optimistic about the long-term potential of an area that is full of well-financed and long-term focused operators. While we must remain prudent in our capital decisions, we are not shying away from what we believe are generational opportunities to expand our oilfield solutions assets in southeast New Mexico."

Consolidated Results

We generated a second quarter 2020 net loss of $8.9 million, or $0.07 per share and a negative gross margin of $0.6 million. Decreased earnings compared to the prior year were the result of lower water sales that were negatively impacted by the COVID-19 pandemic as oil demand decreased significantly leading to decreased oil and gas activity, reduced average net realized sales price(1) for potash, and increased production costs for potash and Trio®. We also recorded a $1.9 million lower of cost or net realizable inventory adjustment on our Trio® product in the second quarter due to a summer-fill price announcement in June 2020, which lowered the list price of Trio® $15-$20 per ton for deliveries through the third quarter.

First half 2020 net loss increased to $16.3 million, or $0.13 per share, while gross margin decreased to $5.0 million when compared to the prior year period. In addition to the second quarter results discussed above, first half net loss was further impacted by the first quarter accrual of a $10 million settlement payment agreed upon at our March settlement hearing relating to the Mosaic litigation and partially offset by a first quarter gain of $4.7 million on the restricted sale of 320 acres of fee land at the Intrepid South property.

We expect the economic disruptions caused by the COVID-19 pandemic will continue to have a material effect on revenue growth and overall profitability, particularly for our oilfield solutions segment, in future reporting periods.

Segment Highlights

Potash

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except per ton data)
Sales	$24,526	$35,547	$58,317	$69,877
Gross margin	$2,015	$8,228	$6,349	$17,592

Potash sales volumes (in tons)	74	95	173	183
Potash production volumes (in tons)	4	56	140	167

Average potash net realized sales price per ton(1)	$256	$299	$256	$294

Gross margin decreased compared to the same periods in 2019, due to the decrease in average net realized sales price per ton, increased per ton production costs, and a decrease in potash and byproduct sales.

Sales in the second quarter of 2020 decreased compared to the same period in 2019, due to a 22% decrease in sales volume, a 14% decrease in average net realized sales price per ton, and a $0.6 million decrease in byproduct sales. Agricultural sales were down in the second quarter compared to the prior year, due to good early season weather which moved the spring season to earlier in the year. First half agricultural volumes were similar to the prior year. Second quarter and first half industrial potash sales were negatively impacted by the COVID-19 pandemic as oil demand decreased significantly leading to decreased oil and gas activity.

Average net realized sales price per ton was lower due to price decreases announced in the summer of 2019 and under the winter-fill program announced in January 2020. Intrepid also sold fewer tons into the industrial market which generally carries higher pricing. Potash segment byproduct sales decreased as reduced oil and gas activity resulted in decreased byproduct water and brine sales. Salt sales decreased compared to 2019 as salt availability improved in certain regions of the country in the first half of 2020 which reduced our sales footprint. In June 2020, a summer-fill program was announced by our competitors that lowered the price $40 per ton and $30 per ton in the corn belt and western United States, respectively, from current list prices. This is in effect a decrease of $20 per ton and $10 per ton for the corn belt and western United States, respectively, when compared to the winter-fill pricing from the first quarter of 2020. We expect to sell at the summer-fill pricing levels through at least the third quarter.

Cost of goods sold decreased in the second quarter of 2020, compared to the same period in 2019, due to a 22% decrease in sales volume offset by higher per-ton production costs across our facilities as a result of the below average evaporation in 2019. First half cost of goods sold were similar to the prior year due to the same factors.

Potash production decreased compared to the second quarter and first half of 2019 as we finished the 2020 spring production season earlier than the previous year due to reduced pond inventory as a result of below average evaporation rates in the summer of 2019.

Trio®

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except per ton data)
Sales	$19,251	$21,435	$41,832	$39,245
Gross (deficit) margin	$(3,225)	$1,454	$(6,780)	$2,186

Trio® sales volume (in tons)	64	71	140	127
Trio® production volume (in tons)	50	66	100	129

Average Trio® net realized sales price per ton(1)	$208	$196	$200	$200

Trio® generated a negative gross margin of $3.2 million and $6.8 million in the second quarter and first half of 2020, respectively. Margins were lower compared to the prior year due to increased production costs, lower domestic pricing, and reduced byproducts sales.

Sales decreased 10% in the second quarter as compared to the same period in 2019 due to a 10% decrease in Trio® sales volume. International Trio® sales volumes decreased significantly in the second quarter of 2020 compared to the second quarter of 2019 due to our focus on domestic sales and the timing of shipments to international customers.

Cost of goods sold increased 13% and 34% in the second quarter and first six months of 2020, respectively, compared to the same periods in 2019. Increases in both periods were due to increased losses in the pelletization process and reduced fine langbeinite recovery levels in order to manage inventory levels. In addition, a higher percentage of tons sold in the prior year had been written down in prior quarters through lower of cost or net realizable value adjustments which resulted in lower per ton costs of product sold. During the first six months of 2020, we also sold a higher percentage of premium Trio® which carries a higher per-ton cost than other Trio® products.

We recorded a $1.9 million lower of cost or net realizable value inventory adjustment in the second quarter of 2020 due to the summer-fill price announced by our competitor in June 2020 which lowered the list price on Trio® by $15-$20 per ton. We expect to sell at these reduced prices through at least the third quarter of 2020.

Production volume decreased 24% and 22% in the second quarter and first six months of 2020, respectively, compared to the same periods in 2019, as we used fewer tons of work-in-process inventory to convert to premium Trio®, we decreased our fine langbeinite recovery to manage inventory levels, and we experienced increased losses in our pelletization process.

Oilfield Solutions

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Sales	$2,747	$5,641	$10,488	$12,263
Gross margin	$611	$3,489	$5,455	$6,561

Sales decreased $2.9 million in the second quarter of 2020, compared to 2019, due to reduced sales of water and other oilfield products and services as the COVID-19 pandemic pressured oil prices and reduced oil and gas completion activity. First half 2020 sales decreased compared to 2019 primarily due to a decrease in demand for our high-speed mixing service.

The COVID-19 pandemic and subsequent decrease in oil and gas activity has led to reduced demand for water and our high-speed mixing service. We expect this will continue to decrease water sales in the second half of 2020, when compared to prior year periods, although the unprecedented conditions resulting from COVID-19 make forecasting future demand difficult.

Liquidity

Cash provided by operations was $8.8 million during the second quarter of 2020. Cash used in investing activities was $8.4 million, which included a $3.5 million equity investment in W.D. Von Gonten Laboratories, an industry leader in drilling and completion chemistry and a strong supporter of the use of potassium chloride in oil and gas drilling and completion activities. As of June 30, 2020, we had $34.6 million in cash and cash equivalents.

On July 17, 2020, we made an early voluntary repayment on our Series C Senior Notes in the amount of $17.1 million, which included $15.0 million in remaining principal, a reduced make-whole payment, and accrued interest. Our Series B Notes were unchanged and still mature in April 2023. This payment reduces our effective interest rate, and provides us with considerable more flexibility with our remaining lenders to pursue our strategy. After the payment, we had $14 million in cash on hand, $15 million outstanding on our senior notes, $10 million outstanding from the Paycheck Protection Program, and $30 million in borrowings under our revolving credit facility with $44 million available to borrow.

Reverse Stock Split Announcement

As announced previously, on July 28, 2020 our shareholders voted to grant the Board of Directors authority to effect a reverse split of our common stock at a ratio between 1-for-3 and 1-for-15. We plan to convene our Board to discuss a possible split on August 10, 2020. In accordance with the approved proposals, the exact ratio and effective date of the split, if the

Board elects to pursue one, will be set within the approved range at the sole discretion of the Board without further approval or authorization of Intrepid's stockholders.

Notes

1 Adjusted net (loss) income, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for August 4, 2020, at 12:00 p.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 4965.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and the impact of the COVID-19 pandemic on the company. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of Intrepid's products and services;
•challenges to Intrepid's water rights;
•Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•Intrepid’s ability to integrate the Intrepid South assets into its existing business and achieve the expected benefits of the acquisition;
•Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;
•the costs of, and Intrepid's ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•Intrepid's ability to prevail in outstanding legal proceedings against it;
•Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;
•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;
•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•Intrepid's inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on Intrepid's business, operations, liquidity, financial condition, and results of operations;
•Intrepid's ability to regain compliance with the continued listing criteria of the New York Stock Exchange ("NYSE"); and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Vice President - Finance
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Sales	$46,450	$62,512	$110,434	$120,066
Less:
Freight costs	8,735	11,293	20,595	21,749
Warehousing and handling costs	2,065	2,230	4,969	4,466
Cost of goods sold	34,008	35,818	77,055	67,512
Lower of cost or net realizable value inventory adjustments	2,241	—	2,791	—
Gross (Deficit) Margin	(599)	13,171	5,024	26,339

Selling and administrative	6,673	6,355	13,272	12,162
Accretion of asset retirement obligation	434	417	869	834
Litigation settlement	—	—	10,075	—
Loss (gain) on sale of asset	234	20	(4,462)	39
Other operating expense (income)	269	(38)	258	463
Operating (Loss) Income	(8,209)	6,417	(14,988)	12,841

Other Income (Expense)
Interest expense, net	(635)	(806)	(1,427)	(1,409)
Interest income	—	—	116	—
Other (expense) income	(28)	—	(12)	334
(Loss) Income Before Income Taxes	(8,872)	5,611	(16,311)	11,766

Income Tax Benefit	—	—	42	—
Net (Loss) Income	$(8,872)	$5,611	$(16,269)	$11,766

Weighted Average Shares Outstanding:
Basic	129,786	128,896	129,679	128,813
Diluted	129,786	131,043	129,679	130,985
Earnings Per Share:
Basic	$(0.07)	$0.04	$(0.13)	$0.09
Diluted	$(0.07)	$0.04	$(0.13)	$0.09

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2020 AND DECEMBER 31, 2019
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$34,552	$20,603
Accounts receivable:
Trade, net	19,256	23,749
Other receivables, net	1,982	1,247
Inventory, net	81,041	94,220
Prepaid expenses and other current assets	4,100	5,524
Total current assets	140,931	145,343

Property, plant, equipment, and mineral properties, net	368,008	378,509
Water rights	19,184	19,184
Long-term parts inventory, net	28,603	27,569
Other assets, net	11,102	7,834
Total Assets	$567,828	$578,439

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,228	$9,992
Income taxes payable	49	50
Accrued liabilities	12,184	13,740
Accrued employee compensation and benefits	6,353	4,464
Advances on credit facility	—	19,817
Current portion of long-term debt, net	24,872	20,000
Other current liabilities	24,044	19,382
Total current liabilities	75,730	87,445

Advances on credit facility	29,817	—
Long-term debt, net	14,909	29,753
Asset retirement obligation	23,003	22,140
Operating lease liabilities	3,098	4,025
Other non-current liabilities	1,063	420
Total Liabilities	147,620	143,783

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
130,061,248 and 129,553,517 shares outstanding
at June 30, 2020, and December 31, 2019, respectively	130	130
Additional paid-in capital	654,784	652,963
Retained deficit	(234,706)	(218,437)
Total Stockholders' Equity	420,208	434,656
Total Liabilities and Stockholders' Equity	$567,828	$578,439

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(8,872)	$5,611	$(16,269)	$11,766
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Allowance for doubtful accounts	—	—	275	—
Depreciation, depletion and amortization	8,043	8,073	17,629	16,819
Accretion of asset retirement obligation	434	417	869	834
Amortization of deferred financing costs	75	69	161	137
Amortization of intangible assets	81	—	161	—
Stock-based compensation	963	1,231	1,995	2,262
Litigation settlement	(10,075)	—	—	—
Lower of cost or net realizable value inventory adjustments	2,241	—	2,791	—
Loss (gain) on disposal of assets	234	20	(4,462)	39
Allowance for parts inventory obsolescence	492	—	492	4
Other	(116)	—	(116)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	12,606	3,664	4,218	607
Other receivables, net	(427)	(770)	(735)	(1,132)
Inventory, net	3,885	4,181	8,861	90
Prepaid expenses and other current assets	573	1,088	1,430	1,191
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(6,591)	(1,852)	1,528	603
Income tax payable	(1)	(98)	(1)	(98)
Operating lease liabilities	(498)	(491)	(1,050)	(970)
Other liabilities	5,730	2,474	5,771	(414)
Net cash provided by operating activities	8,777	23,617	23,548	31,738

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(4,935)	(51,559)	(10,645)	(55,517)
Additions to intangible assets	—	(13,581)	—	(13,581)
Long-term investment	(3,500)	—	(3,500)	—
Proceeds from sale of assets	—	68	4,786	68
Deposit on asset purchase	—	3,250	—	—
Net cash used in investing activities	(8,435)	(61,822)	(9,359)	(69,030)

Cash Flows from Financing Activities:
Repayments of long-term debt	(20,000)	—	(20,000)	—
Proceeds from short-term borrowings on credit facility	—	30,000	10,000	30,000
Repayments of short-term borrowings on credit facility	—	(10,000)	—	(10,000)
Capitalized debt fees	(36)	—	(36)	—
Employee tax withholding paid for restricted stock upon vesting	(125)	(166)	(174)	(278)
Proceeds from loan under CARES Act	10,000	—	10,000	—
Proceeds from exercise of stock options	—	—	—	9
Net cash (used in) provided by financing activities	(10,161)	19,834	(210)	19,731

Net Change in Cash, Cash Equivalents and Restricted Cash	(9,819)	(18,371)	13,979	(17,561)
Cash, Cash Equivalents and Restricted Cash, beginning of period	45,037	34,514	21,239	33,704
Cash, Cash Equivalents and Restricted Cash, end of period	$35,218	$16,143	$35,218	$16,143

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands, except per share amounts)

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share

Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that we believe are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Net (Loss) Income	$(8,872)	$5,611	$(16,269)	$11,766
Adjustments
Litigation Settlement	—	—	10,075	—
Loss (gain) on sale of asset	234	—	(4,462)	—
Total adjustments	234	—	5,613	—
Adjusted Net (Loss) Income	$(8,638)	$5,611	$(10,656)	$11,766

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net (Loss) Income Per Diluted Share	$(0.07)	$0.04	$(0.13)	$0.09
Adjustments
Litigation settlement	—	—	0.08	—
Loss (gain) on sale of asset	—	—	(0.03)	—
Total adjustments	—	—	0.05	—
Adjusted Net (Loss) Income Per Diluted Share	$(0.07)	$0.04	$(0.08)	$0.09

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands, except per share amounts)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands)
Net (Loss) Income	$(8,872)	$5,611	$(16,269)	$11,766
Litigation settlement	—	—	10,075	—
Loss (gain) on sale of asset	234	—	(4,462)	—
Interest expense	635	806	1,427	1,409
Income tax benefit	—	—	(42)	—
Depreciation, depletion, and amortization	8,043	8,073	17,629	16,819
Amortization of intangible assets	81	—	161	—
Accretion of asset retirement obligation	434	417	869	834
Total adjustments	9,427	9,296	25,657	19,062
Adjusted EBITDA	$555	$14,907	$9,388	$30,828

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands, except per share amounts)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended June 30,
	2020		2019
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$24,526	$19,251	$35,547	$21,435
Less: Segment byproduct sales	2,977	419	3,527	1,073
Freight costs	2,600	5,523	3,604	6,471
Subtotal	$18,949	$13,309	$28,416	$13,891

Divided by:
Tons sold	74	64	95	71
Average net realized sales price per ton	$256	$208	$299	$196

	Six Months Ended June 30,
	2020		2019
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$58,317	$41,832	$69,877	$39,245
Less: Segment byproduct sales	6,950	1,799	9,312	2,332
Freight costs	7,140	12,057	6,847	11,507
Subtotal	$44,227	$27,976	$53,718	$25,406

Divided by:
Tons sold	173	140	183	127
Average net realized sales price per ton	$256	$200	$294	$200

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands)

	Three Months Ended June 30, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$21,549	$—	$—	$(74)	$21,475
Trio®	—	18,832	—	—	18,832
Water	112	404	2,029	—	2,545
Salt	1,701	15	—	—	1,716
Magnesium Chloride	952	—	—	—	952
Brine Water	212	—	161	—	373
Other	—	—	557	—	557
Total Revenue	$24,526	$19,251	$2,747	$(74)	$46,450

	Six Months Ended June 30, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$51,367	$—	$—	$(203)	$51,164
Trio®	—	40,033	—	—	40,033
Water	695	1,651	8,690	—	11,036
Salt	3,797	148	—	—	3,945
Magnesium Chloride	1,711	—	—	—	1,711
Brine Water	747	—	192	—	939
Other	—	—	1,606	—	1,606
Total Revenue	$58,317	$41,832	$10,488	$(203)	$110,434

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands)

	Three Months Ended June 30, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$32,020	$—	$218	$(111)	$32,127
Trio®	—	20,362	—	—	20,362
Water	457	938	4,270	—	5,665
Salt	2,368	135	—	—	2,503
Magnesium Chloride	206	—	—	—	206
Brine Water	496	—	—	—	496
Other	—	—	1,153	—	1,153
Total Revenue	$35,547	$21,435	$5,641	$(111)	$62,512

	Six Months Ended June 30, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$60,565	$—	$2,040	$(1,319)	$61,286
Trio®	—	36,913	—	—	36,913
Water	797	1,879	8,375	—	11,051
Salt	5,369	453	—	—	5,822
Magnesium Chloride	1,946	—	—	—	1,946
Brine Water	1,200	—	—	—	1,200
Other	—	—	1,848	—	1,848
Total Revenue	$69,877	$39,245	$12,263	$(1,319)	$120,066

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2020 AND 2019
(In thousands)

Three Months Ended June 30, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$24,526	$19,251	$2,747	$(74)	$46,450
Less: Freight costs	3,286	5,523	—	(74)	8,735
Warehousing and handling costs	1,204	861	—	—	2,065
Cost of goods sold	17,650	14,222	2,136	—	34,008
Lower of cost or net realizable value inventory adjustments	371	1,870	—	—	2,241
Gross Margin (Deficit)	$2,015	$(3,225)	$611	$—	$(599)
Depreciation, depletion, and amortization incurred[1]	$5,742	$1,516	$657	$209	$8,124

Six Months Ended June 30, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$58,317	$41,832	$10,488	$(203)	$110,434
Less: Freight costs	8,727	12,071	—	(203)	20,595
Warehousing and handling costs	2,500	2,469	—	—	4,969
Cost of goods sold	40,370	31,652	5,033	—	77,055
Lower of cost or net realizable value inventory adjustments	371	2,420	—	—	2,791
Gross Margin (Deficit)	$6,349	$(6,780)	$5,455	$—	$5,024
Depreciation, depletion, and amortization incurred[1]	$13,054	$3,025	$1,289	$422	$17,790

Three Months Ended June 30, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$35,547	$21,435	$5,641	$(111)	$62,512
Less: Freight costs	4,742	6,471	80	—	11,293
Warehousing and handling costs	1,319	911	—	—	2,230
Cost of goods sold	21,258	12,599	2,072	(111)	35,818
Gross Margin	$8,228	$1,454	$3,489	$—	$13,171
Depreciation, depletion, and amortization incurred[1]	$6,120	$1,520	$232	$201	$8,073

Six Months Ended June 30, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$69,877	$39,245	$12,263	$(1,319)	$120,066
Less: Freight costs	9,382	11,506	861	—	21,749
Warehousing and handling costs	2,586	1,880	—	—	4,466
Cost of goods sold	40,317	23,673	4,841	(1,319)	67,512
Gross Margin	$17,592	$2,186	$6,561	$—	$26,339
Depreciation, depletion and amortization incurred[1]	$12,915	$3,078	$423	$403	$16,819
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.